EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Peter J. Meier, CFO
	Phone:	(610) 359-6903
	Fax:	(610) 359-6906

ALLIANCE BANCORP, INC. OF PENNSYLVANIA REPORTS SECOND QUARTER RESULTS AND REGULAR QUARTERLY CASH DIVIDEND

Broomall, Pennsylvania.  July 30, 2009 – Alliance Bancorp, Inc. of Pennsylvania (the “Company”) (NASDAQ Global Market:  ALLB) announced today its results of operations for the quarter and six months ended June 30, 2009.  The Company also announced that its Board of Directors declared a regular quarterly cash dividend on the common stock of the Company of $.03 per share, payable on August 21, 2009 to the shareholders of record at the close of business on August 7, 2009.

The Company reported net income of $213,000 or $.03 per share for the quarter ended June 30, 2009 as compared to $84,000 or $.01 per share for the quarter ended June 30, 2008.  Net interest income increased $81,000 or 3.0% to $2.8 million and other income increased $398,000 for the quarter ended June 30, 2009 as compared to the same period in 2008.  Other expenses increased $270,000 or 10.3% to $2.9 million and the provisions for loan losses increased $30,000 and the amount of income tax benefit decreased by $50,000 for the quarter ended June 30, 2009 as compared to the same period in 2008.  The increase in net interest income was primarily due to a decrease in interest expense on customer deposits as a result of a decrease in rates paid, which more than offset a decrease in interest income as a result of lower yields earned on interest earning assets.  The increase in other income was primarily due to the prior-period loss on sale of certain mutual funds which amounted to $153,000 combined with a $266,000 impairment charge on such mutual funds.  In April 2008, the Company significantly reduced its investment in these funds by selling $15.5 million of its mutual fund portfolio.  The increase in other expenses primarily resulted from an increase in regular Federal Deposit Insurance Corporation (“FDIC”) deposit insurance premiums as well as $195,000 related to a FDIC special assessment recorded on June 30, 2009 to be paid on September 30, 2009.

For the six months ended June 30, 2009, net income amounted to $625,000 or $.09 per share as compared to $126,000 or $.02 per share for the six months ended June 30, 2008.  Net interest income increased $370,000 or 7.0% to $5.6 million and other income increased $731,000 for the six months ended June 30, 2009.  Other expenses increased $429,000 or 8.5% to $5.5 million while the provision for loan losses decreased $60,000 and the provision for income taxes increased $233,000 for the six months ended June 30, 2009 as compared to the same period in 2008.  The increase in net interest income was primarily due to a decrease in interest expense on customer deposits as a result of a decrease in rates paid, which more than offset a decrease in interest income as a result of lower yields earned on interest earning assets.  The increase in other income was primarily due to the prior-period $629,000 of impairment charges and a $153,000 loss on sale of securities both of which were related to the Company’s investment in mutual funds.  The increase in other expenses primarily resulted from an increase in FDIC deposit insurance premiums and the special assessment as noted above.

The Company’s total assets increased $12.3 million or 2.9% to $436.4 million at June 30, 2009 as compared to $424.1 million at December 31, 2008.  Cash and cash equivalents increased $20.1 million or 70.9% to $48.4 million, while investment and mortgage-backed securities decreased $12.7 million or 13.5% to $81.3 million.  Net loans receivable increased $2.5 million or 0.9% to $280.9 million at June 30, 2009.  Customer deposits increased $12.7 million or 3.8% to $344.4 million at June 30, 2009 from $331.7 million at December 31, 2008.  Total stockholders’ equity amounted to $48.5 million or 11.1% of total assets at June 30, 2009.

Nonperforming assets increased $4.2 million to $11.2 million or 2.6% of total assets at June 30, 2009 as compared to $7.0 million or 1.6% of total assets at December 31, 2008.  This increase was primarily due to the placement of a previously disclosed $3.9 million residential real estate construction loan on non-accrual.  The nonperforming assets at June 30, 2009 included $3.1 million in single-family residential real estate loans, $3.9 million in a real estate construction loan, $1.8 million in commercial real estate loans, $248,000 in commercial business loans, $58,000 in consumer loans and $2.1 million in other real estate owned.  The allowance for loan losses was $3.3 million or 35.7% of nonperforming loans at June 30, 2009 as compared to $3.2 million or 45.3% of nonperforming loans at December 31, 2008.

Dennis D. Cirucci, President and Chief Executive Officer of the Company, stated that, “Alliance Bancorp was able to report positive earnings for the second quarter despite the FDIC special assessment and the continued suspension of any dividends on Federal Home Loan Bank stock.  Without the FDIC special assessment, net income for the second quarter would have been $342,000 or $0.05 per share.  In addition, Alliance Bancorp has repurchased 111,000 shares of our common stock or 38.0% of our previously announced 292,000 share repurchase program.”  He added that “We will continue to execute the repurchase program.”

Alliance Bancorp, Inc. of Pennsylvania is the holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania.  Alliance Bank operates nine full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

This news release contains forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend’” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations.  Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.
# # # # #

ALLIANCE BANCORP, INC. OF PENNSYLVANIA

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Interest income	$5,238	$5,552	$10,604	$11,434
Interest expense	2,445	2,840	4,983	6,183
Net interest income	2,793	2,712	5,621	5,251
Provision for loan losses	75	45	150	210
Other income (loss) (1)	299	(99)	590	(141)
Other expenses	2,887	2,617	5,495	5,066
Income (loss) before income tax	130	(49)	566	(166)
Income tax expense (benefit) (2)	(83)	(133)	(59)	(292)
Net income	$ 213	$ 84	$ 625	$ 126

Basic earnings per share	$0.03	$0.01	$0.09	$0.02
_________________________
(1) 2008 Other income (loss) includes pre-tax impairment charges on securities of $266,000 and $629,000 for the three and six months ended June 30, 2008.

(2) 2008 Income tax expense (benefit) includes a $90,000 and $213,000 benefit related to the impairment charge for the three and six months ended June 30, 2008.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands)

			June 30,	December 31,
			2009	2008
Total assets			$436,383	$424,110
Cash and cash equivalents			48,367	28,308
Investment and mortgage-backed securities			81,321	93,991
Loans receivable - net			280,942	278,437
Deposits			344,372	331,701
Borrowings			37,041	37,198
Total stockholders' equity			48,498	48,899